CINERGY CORP.
BUSINESS SEGMENT SUMMARY INFORMATION
For the Quarter Ended March 31
(unaudited)
(dollars in thousands, except per share
amounts)


                                       2003                          2002
                                       ----                          ----


Energy Merchant
---------------


Net Income                             $97,105                     $16,638



Earnings Per Share - diluted             $0.55                       $0.11

Electricity Trading Volumes (Mwhs)  33,397,383                  21,624,202
Physical and Financial Gas Trading
Volumes (Bcf/d)                           64.0                        58.9


Regulated Operations
--------------------


Net Income                             $74,069                     $72,797



Earnings Per Share - diluted             $0.43                       $0.44

Electric Retail MWH
Sales and Transportation            13,174,580                  12,368,434
Gas Retail MCF
Sales and Transportation            44,842,892                  37,111,564
Electric Customers
(End of Period)                      1,536,413                   1,518,104
Gas Customers
(End of Period)                        507,170                     499,591


Power Technology & Infrastructure Services
------------------------------------------


Net Income                             $(5,089)                    $(4,606)



Earnings Per Share - diluted            $(0.03)                     $(0.03)











CINERGY CORP.
BUSINESS SEGMENT EARNINGS DRIVER ANALYSIS
For the Quarter Ended March 31, 2003
(unaudited)



Energy Merchant
---------------

Earnings Per Share - diluted - 2002                              $    0.11

      Marketing, trading, and origination                             0.18
      Generation and supply contracts                                 0.10
      Operating and administrative expenses                          (0.03)
      Increased financing                                            (0.02)
      Cumulative effect of a change in accounting principles          0.21

Earnings Per Share - diluted - 2003                              $    0.55



Regulated Operations
--------------------

Earnings Per Share - diluted - 2002                              $    0.44

      Colder than normal weather                                      0.09
      Other revenue                                                   0.02
      Operating and administrative expenses                          (0.06)
      Increased financing and depreciation                           (0.05)
      Write-off of unrecoverable costs                                0.02
      Other - net                                                    (0.03)

Earnings Per Share - diluted - 2003                              $    0.43



Power Technology & Infrastructure Services
------------------------------------------

Earnings Per Share - diluted - 2002                              $   (0.03)

      Operating results of investments                               (0.01)
      Mark-to-market valuation of technology investments              0.01

Earnings Per Share - diluted - 2003                              $   (0.03)